EXHIBIT 16(a)

BlackRock FundsSM

POWER OF ATTORNEY

David R. Wilmerding, Jr., whose signature appears below, hereby constitutes and appoints Anne Ackerley, Robert P. Connolly, Henry Gabbay, Brian P. Kindelan and William McGinley, and each of them, his true and lawful attorneys and agents, with full power and authority of substitution and resubstitution, to do any and all acts and things and to execute any and all instruments which said attorneys and agents, or any of them, may deem necessary or advisable or which may be required to enable BlackRock FundsSM (the “Company”) to comply with the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended (collectively, the “Acts”), and any rules, regulations or requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing and effectiveness of the Registration Statements on Form N-14, and any amendments thereto, relating to the Company’s High Yield Bond, Inflation Protected Bond, Government Income and Low Duration Bond Portfolios (File Nos. 333-133761, 333-133762, 333-133763 and 333-133764, respectively), including specifically, but without limiting the generality of the foregoing, the power and authority to sign in the name and on behalf of the undersigned as a trustee and/or officer of the Company any and all such registration statements and amendments filed with the Securities and Exchange Commission under said Acts, and any other instruments or documents related thereto, and the undersigned does hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

                                                                                                /s/ David R. Wilmerding, Jr.

                                                                                                David R. Wilmerding, Jr.

Date:  June 12, 2006